UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2007

ECB BANCORP, INC.

(Exact name of registrant as specified in its charter)

North Carolina	000-24753	56-2090738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Post Office Box 337 Engelhard, North Carolina	27824
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (252) 925-9411

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On February 26, 2007, our Board of Directors and the Board of our subsidiary, The East Carolina Bank (the “Bank”), based on the recommendation of their joint Compensation Committee, approved:

(a)	increases (effective March 1, 2007) in the annual rate at which base salary is paid by the Bank to our Chief Executive Officer, Arthur H. Keeney III under his employment agreement with the Bank, and the annual rates at which base salary is paid by the Bank to two of our other named executive officers;

(b)	the amounts of cash incentive awards to be paid by the Bank for 2006 pursuant to our annual Incentive Plan to our Chief Executive Officer and three other named executive officers; and

(c)	our grant to our Chief Executive Officer and two other named executive officers of options to purchase shares of our common stock pursuant to the terms of our Omnibus Stock Ownership and Long Term Incentive Plan.

The 2007 base salary rate and the amount of the 2006 cash incentive award approved by the Boards for each named executive officer are listed in Exhibit 10.1 to this Report. The numbers of shares for which stock options were granted to our named executive officers, together with the exercise price, term and vesting schedule of each option, are listed in Exhibit 10.2 to this Report.

Item 9.01.	Exhibits.

Exhibits. Exhibits 10.1 and 10.2 listed below are being filed with this Report.

Exhibit No.	Exhibit Description
10.1	Schedule listing 2007 base salary rates and amount of 2006 cash incentive awards of named executive officers

10.2	Schedule listing number of shares of our common stock for which a purchase option was granted to each of our named executive officers, together with the exercise price, term and vesting schedule of each option

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, we have duly caused this Report to be signed on our behalf by the undersigned thereunto duly authorized.

ECB BANCORP, INC. (Registrant)

Date: March 2, 2007	By:	/s/ Gary M. Adams
Gary M. Adams
Chief Financial Officer

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